UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549 SCHEDULE 14A

(Rule 14a-101) SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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þ Definitive Additional Materials o Soliciting Material Pursuant to §240.14a -12

Texas Industries, Inc. (Name of Registrant as Specified in its Charter)

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October 20, 2008

Dear Fellow Shareholder:

     As you may be aware, NNS Holding and its principal, Mr. Nassef Sawiris, are mailing solicitation material urging you vote a Blue proxy card. For the reasons we explain below, we strongly recommend that you disregard the NNS solicitation and, if you have not already done so, vote “FOR” Sam Coats and Thomas R. Ransdell, two of our independent directors who are standing for reelection at the upcoming meeting. Some things you should know:

  Both RiskMetrics Group (formerly known as ISS) and Proxy Governance Inc., the leading independent proxy advisory firms, have recommended that Texas Industries’ shareholders vote FOR Sam Coats and Thomas R. Ransdell, the board’s highly-qualified, independent nominees.
  We believe Mr. Sawiris’ “withhold” solicitation is part of a larger, self-interested campaign by Mr. Sawiris to acquire a substantial preferential position in your company at bargain prices and without appropriate value to our shareholders. You should be aware that in a letter to the company that Mr. Sawiris chose not to disclose to shareholders until after the company disclosed it, Mr. Sawiris requested that the board enable him to purchase up to 25% of the outstanding shares of the company.
  In the same undisclosed letter, he requested that he be entitled to select two directors. In prior SECfilings, he has stated that he may seek to acquire control of the company in a negotiated transaction orotherwise. We believe it is evident that the “withhold” solicitation is in his interests, not yours.
  Your company is strongly positioned for growth, and Mr. Sawiris agrees. As detailed in our letter to you last week, we recently completed a major plant expansion and modernization in California, and we are well underway with another one in Texas. As a result, we are extraordinarily well-positioned over the long term with modern, efficient, state-of-the-art capacity, in two of the most desirable geographic regions in our industry. Mr. Sawiris wrote to the company that he was “confident in TXI’s growth potential”.
  Although these are difficult times, we assure you that it is NOT “business as usual” at your company. Directors Coats and Ransdell, along with the entire board and management team, are actively focused on creating shareholder value. While we cannot control the current challenging economic conditions, we are aggressively acting to position your company for future growth and profitability. We have confidence that the market will recover and appropriately value our robust growth prospects and strategic initiatives.

     For the reasons described above, we strongly recommend that shareholders vote FOR each of the board’s nominees. We urge you not to sign and return any blue proxy card or voting instruction card that you may receive from NNS or Nassef Sawiris. If you have questions regarding voting, please call Morrow & Co., which is assisting the company, toll-free at (800) 662-5200.

On Behalf of the Board of Directors,

Mel G. Brekhus	Robert D. Rogers

/s/ Mel G. Brekhus	/s/ Robert D. Rogers
President and Chief Executive Officer	Chairman of the Board of Directors

Forward-Looking Statements

Certain statements contained in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on Texas Industries’ business; changes in economic conditions specific to any one or more of Texas Industries’ markets; the cyclical and seasonal nature of Texas Industries’ business; construction activity in Texas Industries’ markets; changes in demand; abnormal periods of inclement weather; unexpected periods of equipment downtime; changes in costs of raw materials, fuel and energy; changes in the cost or availability of transportation; unexpected operational difficulties; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure; inability to timely execute announced capacity expansions; ongoing volatility and uncertainty in the capital markets; the impact of environmental laws, regulations and claims, and changes in governmental and public policy; and other risks and uncertainties described in Texas Industries’ reports on SEC Forms 10-K, 10-Q and 8-K. Forward-looking statements speak only as of the date hereof, and Texas Industries assumes no obligation to publicly update such statements.

Important Additional Information

Texas Industries and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Texas Industries in connection with the matters described herein. Information regarding the special interests of the directors and executive officers of Texas Industries are available in the definitive proxy statement filed by Texas Industries on August 29, 2008, in connection with the Annual Meeting of Shareholders to be held on October 21, 2008. Texas Industries shareholders are strongly encouraged to read the definitive proxy statement and the accompanying proxy card, and any amendments as they contain important information, including information relating to the participants in Texas Industries solicitation of proxies. In addition, Texas Industries files annual, quarterly and special reports, proxy and information statements, and other information with the Securities and Exchange Commission. Shareholders can obtain the definitive proxy statement, the proxy card, any amendments or supplements to the proxy statement and other documents filed by Texas Industries with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement, the proxy card, any amendments and supplements to the proxy statement and any other document filed by Texas Industries with the Securities and Exchange Commission are also available for free at Texas Industries’ Internet website at www.txi.com or by writing to Texas Industries at 1341 W. Mockingbird Lane, Suite 700W, Dallas, TX 75247. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, Morrow & Co., LLC., at (800) 662-5200.